Resonant Appoints Jean Rankin as New Board Member

Seasoned General Counsel with Global Legal and Intellectual Property Expertise Joins Resonant Board

GOLETA, Calif. - July 5, 2017 - Resonant Inc. (NASDAQ: RESN), a designer of filters for radio frequency, or RF, front-ends that specializes in delivering designs for difficult bands and complex requirements, today announced that its board has appointed Jean Rankin as its newest board member. The appointment brings the total number of board members to eight, six of which are independent.

Ms. Rankin comes to Resonant with over 25 years of relevant governance, compliance and regulatory experience within the semiconductor industry. Ms. Rankin served as Executive Vice President, Secretary and General Counsel for LSI Corporation, a designer of semiconductors and software that accelerated storage and networking in data centers, mobile networks and client computing, from 2007 to May 2014, when LSI was acquired by Broadcom Limited (NASDAQ: AVGO) (formerly Avago Technologies). Ms. Rankin was a key participant in the strategic process and negotiations resulting in the company’s successful sale to Broadcom. Prior to that, Ms. Rankin served as General Counsel for Agere Systems Inc., before it merged with LSI in April 2007. Prior to Agere, Ms. Rankin held several positions of increasing responsibility at Lucent Technologies, Inc. over a five year span, as well as at AT&T for six years. She holds a law degree from University of Pennsylvania Law School and a B.A. from the University of Virginia.

“After a significant amount of diligence and a detailed understanding of the RF industry, I am convinced that Resonant’s unique approach to filter designs has the potential to be a game-changer in the industry,” stated Ms. Rankin. “I look forward to helping to create sustainable value for both the company and its shareholders alike.”

“We welcome Jean to the board and are confident that she will be a key asset to our growing team,” said George Holmes, CEO of Resonant Inc. “She brings a wealth of legal and IP experience from the semiconductor industry, which makes her the perfect fit for Resonant. Jean’s insight and guidance will be instrumental as Resonant implements its strategic plan for continued growth.”

About Resonant Inc.
Resonant is creating innovative filter designs for the RF front-end, or RFFE, for the mobile device industry. The RFFE is the circuitry in a mobile device responsible for the radio frequency signal processing and is located between the device’s antenna and its digital baseband. Filters are a critical component of the RFFE that selects the desired radio frequency signals and rejects unwanted signals and noise.

About Resonant’s ISN® Technology
Resonant can create designs for hard bands and complex requirements that we believe have the potential to be manufactured for half the cost and developed in half the time of traditional approaches. The Company’s large suite of proprietary mathematical methods, software design tools and network synthesis techniques enable it to explore a much bigger set of possible solutions and quickly derive the better ones. These improved filters still use existing manufacturing methods (i.e. SAW) and can perform as well as those using higher cost methods (i.e. BAW). While most of the industry designs surface acoustic wave filters using a coupling-of-modes model, Resonant uses circuit models and physical models. Circuit models are computationally much faster, and physical models are highly accurate models based entirely on fundamental material properties and dimensions. Resonant’s method delivers excellent predictability, enabling achievement of the desired product performance in roughly half as many turns through the fab. In addition, because Resonant’s models are fundamental, integration with its foundry and fab customers is eased because its models speak the “fab language” of basic material properties and dimensions.

Safe Harbor/ Forward-Looking Statements
This press release contains forward-looking statements concerning Resonant’s impact on the RF industry and Ms. Rankin’s expected contributions to Resonant. Forward-looking statements are made as of the date of this document and are inherently subject to risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, the following: our limited operating history; our ability to complete designs that meet customer specifications; the ability of our customers (or their manufacturers) to fabricate our designs in commercial quantities; the ability of our designs to significantly lower costs compared to other designs and solutions; the risk that the intense competition and rapid technological change in our industry renders our designs less useful or obsolete; our ability to find, recruit and retain the highly skilled personnel required for our design process in sufficient numbers to support our growth; our ability to manage growth; and general market, economic and business conditions. Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation or undertaking to update forward-looking statements.

Contact:
MZ North America
Greg Falesnik, 1-949-385-6449
Greg.Falesnik@mzgroup.us